Exhibit 10.1

Separation and Stock Purchase Agreement dated May 11, 2017 by and between OptimizeRx Corporation, 400 Water St, Suite 200 Rochester, Michigan 48307 (“Buyer”) and David Harrell (“Seller”).

For good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

1.	Seller shall sell to Buyer and Buyer shall purchase from Seller five hundred thousand (500,000) shares of the common stock, $.001 par value, of OptimizeRx Corporation (“Shares”) at a price of $0.78 per share for an aggregate price of ($390,000)(“Purchase Price”).

2.	As soon as practical following the execution hereof, Seller shall deliver to Buyer one or more certificates representing the Shares duly endorsed by Seller for transfer to Buyer, whereupon Buyer shall electronically transfer the Purchase Price to the account specified by Seller in accordance with the transfer instructions provided by Seller. The purchase and sale of the Shares shall be deemed consummated for all purposes when Buyer’s electronic transfer of the Purchase Price to Seller is delivered.

3.	Seller is responsible for and shall timely pay all taxes associated with the sale of the Shares to Buyer and Buyer has no obligation to pay same or to reimburse Buyer therefor.

4.	Seller represents and warrants that:

a.	Seller has, and will transfer to Buyer, good and marketable title to the Shares, free and clear of all liens, claims and encumbrances;

b.	This Agreement has been duly executed and delivered by Seller, and constitutes his valid and binding agreement enforceable in accordance with its terms;

c.	Seller’s execution, delivery and performance of this Agreement (a) require no action by or in respect of, or filing with, or consent of, any governmental body, agency or official or any other person and (b) do not contravene, or constitute a default under, any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree or any other instrument binding on him;

d.	Seller is a sophisticated individual familiar with transactions similar to those contemplated by this agreement, has considerable knowledge and experience in financial and business matters, and is capable of evaluating the merits and risks of the transaction described herein;

e.	Seller has evaluated the merits and risks of selling the Shares on the terms set forth in this Agreement, and is willing to forego through such sale the potential for future economic gain (or loss) that might be realized from the Shares;

f.	Seller (a) has negotiated this agreement on an arms-length basis and has had an opportunity to consult with legal and financial advisors concerning this agreement and its subject matter and (b) as a member of Buyer’s board of directors, has had access to such information regarding the business and finances of the Buyer and such other matters with respect to Buyer as requested and as a reasonable person would consider in evaluating the transactions contemplated hereby, including, in particular, all information necessary to determine the fair market value of the Shares and the financial statements of Buyer for all relevant periods.

5.	Seller acknowledges that:

a.	Buyer is not acting as a fiduciary or financial or investment adviser to Seller, and has not given Seller any investment advice, opinion or other information on whether the sale of the Shares is prudent; and

b.	The price for the Shares may significantly appreciate or depreciate over time and by agreeing to sell the Shares pursuant to this Agreement, Seller is giving up the opportunity to sell or otherwise realize value from the Shares at a possible higher price in the future.

6.	Buyer represents and warrants that:

a.	This Agreement has been duly executed and delivered by Buyer, and constitutes its valid and binding agreement enforceable in accordance with its terms;

b.	This Agreement and the purchase of the Shares have been authorized by the Buyer’s board of Directors;

c.	Buyer’s execution, delivery and performance of this Agreement (a) require no action by or in respect of, or filing with, or consent of, any governmental body, agency or official or any other third party and (b) do not contravene, or constitute a default under, any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree or any other instrument binding on it.

7.	The Harrell Corporate Consulting Agreement dated May 5, 2016 between Buyer and Seller shall terminate on July 31, 2017 but otherwise remains in full force and effect until that date. No compensation shall be due or payable thereafter to Seller under such agreement.

8.	Effective June 30, 2017, Seller resigns from the Buyer’s board of directors.

9.	The Separation Agreement and Release dated May 5, 2016 between Buyer and Seller remains in full force and effect.

10.	The Consultant Confidentiality, Invention Assignment and Non-Compete Agreement dated May 5, 2016 between Seller and Buyer remains in full force and effect.

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11.	The parties’ obligations under this Agreement, which by their nature are intended to continue beyond the termination or expiration of this Agreement, will survive the termination or expiration of this Agreement.

12.	All notices and communications hereunder will be deemed given when mailed by certified or registered mail, postage prepaid to a party at the address set forth above or such other address as the party may designate in writing to the other from time to time.

13.	This agreement is governed by Michigan law.

14.	A party’s failure to insist on performance of any term or condition of this Agreement or to exercise any right or privilege hereunder will not be construed as a waiver of such term, condition, right, or privilege in the future

15.	The parties may execute this agreement in multiple counterparts, each of which constitutes an original, and all of which, collectively, constitute only one agreement. The signatures of all of the parties need not appear on the same counterpart, and delivery of an executed counterpart signature page by facsimile or other electronic means is as effective as executing and delivering this Agreement in the presence of the other parties to this Agreement.

16.	This agreement is entire and complete as to all of its terms and supersedes all previous agreements, promises, proposals and representations made between the parties, including any oral or written representations made by any representatives and/or agents of a party or any marketing materials, advertising or other media. No modification or amendment of this Agreement will be binding unless agreed to in writing and signed by both parties.

In Witness Whereof, the parties have signed and delivered this agreement as of the date first above written.

OptimizeRx Corporation

By:

David Harrell

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